                                                       [TENNECO AUTOMOTIVE LOGO]
news release


          For Immediate Release


          Contacts:                Jane Ostrander
                                   Media Relations
                                   847 482-5607
                                   jane.ostrander@tenneco-automotive.com

                                   Leslie Hunziker
                                   Investor Relations
                                   847 482-5042
                                   leslie.hunziker@tenneco-automotive.com


           TENNECO AUTOMOTIVE ACHIEVES SIGNIFICANT PROFIT IMPROVEMENT
                Company Reports Positive Fourth Quarter Earnings

o REPORTS FULL YEAR NET INCOME OF $31 MILLION, OR 74-CENTS PER DILUTED SHARE, BEFORE THE CUMULATIVE EFFECT OF A CHANGE FOR THE ACCOUNTING FOR GOODWILL

o  EBIT INCREASES 85 PERCENT IN 2002 ON 3 PERCENT REVENUE GAIN

o REPORTS NET INCOME OF $9 MILLION, OR 21-CENTS PER DILUTED SHARE IN THE FOURTH QUARTER

o  DEBT DECLINES $70 MILLION IN 2002 DRIVEN BY WORKING CAPITAL REDUCTIONS

o AWARDED $440 MILLION IN ANNUALIZED OE BUSINESS DRIVEN BY NEW TECHNOLOGY INITIATIVES

LAKE FOREST, ILLINOIS, FEBRUARY 4, 2003 -Tenneco Automotive (NYSE: TEN) announced today that the company reported net income, before the cumulative effect of a goodwill accounting change, for full-year 2002 of $31 million, or 74-cents per diluted share, versus a net loss of $130 million, or $3.43 per diluted share in 2001. The company reported net income of $9 million, or 21-cents per diluted share, for the fourth quarter of 2002 compared with a net loss of $99 million, or $2.53 per diluted share, during the fourth quarter of 2001.

The fourth quarter 2002 results include income related to special adjustments for restructuring costs and taxes totaling $16 million after-tax, or 38-cents per share. The fourth quarter 2001


                                     -More-
results included net charges related to restructuring, taxes and other items totaling $92 million after-tax, or $2.34 per share. Before special adjustments, the fourth quarter 2002 results would have been a net loss of $7 million, or 17-cents per share even with the 2001 fourth quarter. See the table entitled "Reconciliation to GAAP Measure" attached to this press release for more information about these adjustments.

Tenneco Automotive reported 2002 revenue of $3.5 billion, a 3 percent increase. Reported EBITDA for the year was $313 million, an increase of 28 percent over 2001. For the fourth quarter, revenue was $846 million, compared with $758 million in fourth quarter 2001, a 12 percent increase. Adjusted for favorable currency, revenue increased 7 percent. Reported EBITDA for the quarter was $71 million, compared with $40 million the previous year.

For the full year, the company improved its cash position primarily by reducing its working capital balance by $79 million, or as a percent of sales, from 7.6 percent to 5.1 percent. This and other cash management activities helped the company reduce its total bank and bond debt by $70 million during the year. The company met its 2002 goal of maintaining SGA&E expense at 12 percent of sales, reporting SGA&E expense during the fourth quarter of 11.6 percent. The company achieved its Project Genesis restructuring goals for the year, generating almost $12 million in savings. The company also significantly outperformed its bank debt covenant ratios for 2002.

The company was awarded $440 million in annualized OE business in 2002, including a significant increase in hot-end business on the exhaust side, for platforms expected to go into


                                     -More-
production in 2003 through 2005. The company's Asian-based alliances generated approximately 15 percent of the new OE business. The company also added new aftermarket customers in 2002 estimated at $45 million in annualized revenue.

"I am very pleased with the progress we made in 2002 in improving our operating and financial results and in achieving full-year profitability," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We were successful in generating cash and paying down debt for the year. We also continued to win new OE business with our emission and ride control advanced technologies and we broadened our aftermarket customer base as well."

The company's borrowings increased by $38 million during the fourth quarter of 2002. Accounts receivable sold under the company's securitization arrangements declined $20 million, reflecting a seasonal change attributable to lower OE sales during the year-end holiday period. The remainder of the increase in the company's borrowings resulted from cash used during the fourth quarter, including an increase in inventories, primarily for 2003 platform launches, and an increase in cash balances of $8 million.

Despite the increase in borrowings during the quarter, the company again significantly outperformed the requirements of its bank debt covenants. At December 31, the leverage ratio was 4.39, below the maximum limit of 5.75; the fixed charge coverage ratio was 1.30, exceeding the minimum required ratio of 0.75; and the interest coverage ratio was 2.26, exceeding the minimum required ratio of 1.65.

                                     -More-

"Our North American original equipment business continued to capitalize on strong production rates in the fourth quarter while our OE business in Europe continued to improve profitability, particularly in the emission control business where gross margins improved 1.5 percentage points versus the third quarter and 1.6 percentage points compared with fourth quarter last year," said Frissora. "The North American aftermarket showed increasing softness in the quarter, which impacted our results. We're staying focused on controlling the cost side of the business and working to stimulate demand for ride control products through aggressive marketing and sales efforts."

NORTH AMERICA

Continued strong production volumes drove an 11 percent increase in North American original equipment revenue during the quarter. The company reported North American original equipment revenue of $338 million during the quarter versus $306 million in fourth quarter 2001. Excluding catalytic converter pass-through sales, revenue increased 12 percent. North American aftermarket revenue for the quarter was $88 million versus $116 million one year ago. Revenue was primarily impacted by the continuing decline in the exhaust market and, to a lesser extent, lower volumes in the ride control market.

North American EBIT increased to $21 million from $12 million the previous year. Higher OE volumes and improved manufacturing efficiency were offset by the impact of lower volumes in both the ride control and exhaust segments of the aftermarket. Fourth quarter 2002 results include a benefit of $2 million for an adjustment in the estimate to complete Project Genesis and

                                     -More-
non-accruable restructuring expenses of $2 million. Fourth quarter 2001 included $8 million in restructuring and related expenses.

EUROPE

The company reported a 22 percent increase in European OE revenue to $253 million, compared with $207 million in the fourth quarter of 2001. Higher currency exchange rates benefited total OE revenues by $29 million. Excluding catalytic converter pass-through sales and currency exchange, revenue was up 4 percent. The company's European aftermarket revenue increased 14 percent to $70 million, versus $61 million in fourth quarter 2001. Excluding the impact of currency exchange, aftermarket revenue increased 1 percent.

European EBIT was $3 million in the quarter, compared with a loss of $16 million in the fourth quarter of 2001. Fourth quarter 2002 results include a net benefit of $3 million for an adjustment in the estimate to complete Project Genesis, net of non-accruable Genesis costs. Fourth quarter 2001 results include a net $20 million of restructuring and related expenses and $4 million benefit for a reversal of an environmental reserve.

REST OF WORLD

The company reported revenue for its Asian operations of $39 million, a 151 percent increase compared with fourth quarter 2001. New business and increased OE volumes in China drove the improvement.

                                     -More-

Australian operations reported a 27 percent increase in revenue to $33 million, versus $27 million one year ago.

In South America, the company reported revenue of $25 million compared with $26 million in the fourth quarter of 2001. Revenues increased 30 percent excluding the impact of currency devaluations.

Combined EBIT for Asia, Australia and South America was $7 million versus $6 million in fourth quarter 2001. Fourth quarter 2002 results include a $1 million favorable adjustment in the estimate to complete Project Genesis, net of non-accruable Genesis costs. Fourth quarter 2001 results include a $1 million restructuring charge for Project Genesis.

OUTLOOK

"Our top priority this year is to continue generating cash to pay down debt, primarily through additional working capital improvements and strengthening our margins. We are working to grow the top line of our businesses by leveraging our advanced technologies and strong brands and expanding to adjacent markets," said Frissora. "We are also doubling our efforts to control what we can in order to help offset what we anticipate will be a tougher operating environment in the coming year in light of current global economic and political uncertainties."

CHANGE IN ACCOUNTING FOR GOODWILL

The company recorded a charge in full-year results of $218 million net of tax, or $5.48 per diluted share, for adopting the Financial Accounting Standards Board's new rules on accounting

                                     -More-
for goodwill. Including the goodwill charge, the company reported a net loss for full-year 2002 of $187 million, or $4.74 per diluted share.

The attachments provide additional information on Tenneco Automotive's fourth quarter and full year 2002 earnings.

CONFERENCE CALL INFORMATION

The company will host a conference call today, February 4, 2003 at 10:30 a.m. EST. The dial-in number is 888 809-8968 domestic or 630 395-0038 international. Passcode is Tenneco Auto. A recording of this call will be available one hour following the completion of the call on February 4 through February 11, 2003. To access this recording, dial 800 284-7024 domestic or 402 220-9737 international and enter passcode 8400. The call will also be available on the Tenneco Automotive web site at www.tenneco-automotive.com

2003 ANNUAL MEETING

The Tenneco Automotive board of directors has scheduled the corporation's annual meeting of shareholders for Tuesday, May 13, 2003 at 10:00 a.m. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The record date for shareholders to vote at the meeting is March 21, 2003.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 20,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

                                     -More-

This press release contains forward-looking statements. Words such as "taking", "focused", "goal", "expect", "anticipate", "should", "believe", "plan", "remain", "confident", "continue," "will", "may", "can", "intend", "continue", "estimate" and "seek" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business and the overall highly competitive nature of the automotive parts industry; (v) changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xi) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, and the impact of these acts on economic, financial and social conditions in the countries where we operate and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.


                                       ###

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                INCOME STATEMENT
                                    Unaudited
                         THREE MONTHS ENDED DECEMBER 31,


                                                               2002                2001
                                                             --------            --------
Net sales and operating revenues:                            $    846            $    758
                                                             ========            ========

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)          677 (a)(b)          623 (d)(e)
   Engineering, Research and Development                           13                  12
   Selling, General and Administrative                             85 (b)              85 (d)
   Depreciation and Amortization                                   40                  38
                                                             --------            --------
          Total Costs and Expenses                                815                 758
                                                             --------            --------

Gain (Loss) on sale of assets                                      (1)                  3
Loss on sale of receivables                                        --                  (1)
Other Income                                                        1                  --
                                                             --------            --------
Total Other Income                                                 --                   2
                                                             --------            --------

Operating Income
   North America                                                   21 (a)(b)           12 (d)
   Europe                                                           3 (a)(b)          (16)(d)(e)
   Rest of World                                                    7 (b)               6 (d)
                                                             --------            --------
                                                                   31                   2
Less:
   Interest expense (net of
     interest capitalized)                                         33                  38
   Income tax expense (benefit)                                   (13)(c)              63 (f)
   Minority interest                                                2                  --
                                                             --------            --------
Net income (loss)                                            $      9            $    (99)
                                                             ========            ========

Average common shares outstanding:
   Basic                                                         39.9                39.0
                                                             ========            ========
   Diluted                                                       41.7                39.2
                                                             ========            ========

Earnings (loss) per share of common stock:
   Basic-                                                    $   0.22            $  (2.53)
                                                             ========            ========
   Diluted-                                                  $   0.21            $  (2.53)
                                                             ========            ========

(a) Includes non-accruable restructuring expenses of $5 million pre-tax, $3 million after-tax or $ 0.07 per diluted share. All of the costs are recorded in cost of sales. Geographically, $2 million is recorded in North America and $3 million in Europe.

(b) Includes a favorable adjustment to the estimated costs to complete Project Genesis of $9 million pre-tax, $8 million after tax or $0.19 per diluted share. Of the adjustment $2 million is recorded in SG&A and the remaining $7 million is in cost of sales. Geographically, $2 million is recorded in North America, $6 million in Europe and $1 million in Rest of World.

(c) Includes tax adjustments of $11 million or $0.26 per diluted share related to an adjustment in taxes based on filed tax returns and a tax rate change in Belgium.

(d) Includes net restructuring and other charges of $29 million pre-tax, $28 million after tax or $0.72 per share. Of the charges $4 million is recorded in SG&A and the remaining $25 million is in cost of sales. Geographically, $8 million is recorded is recorded in North America, $20 million in Europe and $1 million in Rest of World

(e) Includes income for an adjustment of environmental reserves of $4 million pre-tax, $2 million after tax or $0.06 per share. The amount is recorded in cost of sales. Geographically the amount is recorded in Europe.

(f) Includes tax charge for repatriation of earnings from foreign subsidiaries of $66 million or $1.68 per share.

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                INCOME STATEMENT
                                    Unaudited

                        TWELVE MONTHS ENDED DECEMBER 31,

                                                                        2002                         2001
                                                                     ------------               ------------
Net sales and operating revenues:                                    $      3,459               $      3,364
                                                                     ============               ============
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                    2,735(a)(b)                2,699(g)(h)
   Engineering, Research and Development                                       48                         48
   Selling, General and Administrative                                        370(b)(c)                  372(g)(i)
   Depreciation and Amortization                                              144                        153
                                                                     ------------               ------------
          Total Costs and Expenses                                          3,297                      3,272
                                                                     ------------               ------------

Gain on sale of assets                                                         10(d)                       3
Loss on sale of receivables                                                    (2)                        (5)
Other Income (Loss)                                                            (1)                         2
                                                                     ------------               ------------

Total Other Income                                                              7                         --
                                                                     ------------               ------------

Operating Income
   North America                                                              129(a)(b)(c)                52(g)(h)
   Europe                                                                      18(a)(b)(c)                23(g)(h)(i)
   Rest of World                                                               22(b)                      17(g)(i)
                                                                     ------------               ------------
                                                                              169                         92
Less:
   Interest expense (net of
     interest capitalized)                                                    141                        170
   Income tax expense (benefit)                                                (7)(e)(f)                  51(j)
   Minority interest                                                            4                          1
                                                                     ------------               ------------

Income (loss) before Cumulative Effect of
   Change in Accounting Principle                                              31                       (130)
                                                                     ------------               ------------

Cumulative Effect of Change in Accounting
   Principle, net of income tax                                              (218)                        --
                                                                     ------------               ------------
Net income (loss)                                                    $       (187)              $       (130)
                                                                     ============               ============

Average common shares outstanding:
   Basic                                                                     39.8                       37.8
                                                                     ============               ============
   Diluted                                                                   41.7                       38.0
                                                                     ============               ============

Earnings (loss) per share of common stock:
   Basic-
      Before Cumulative Effect of Change in Accounting Principle     $       0.78               $      (3.43)
      Cumulative Effect of Change in Accounting Principle                   (5.48)                        --
                                                                     ------------               ------------
                                                                     $      (4.70)              $      (3.43)
                                                                     ============               ============
   Diluted-
      Before Cumulative Effect of Change in Accounting Principle     $       0.74               $      (3.43)
      Cumulative Effect of Change in Accounting Principle                   (5.48)                        --
                                                                     ------------               ------------
                                                                     $      (4.74)              $      (3.43)
                                                                     ============               ============

(a) Includes non-accruable restructuring expenses of $11 million pre-tax, $6 million after-tax or $ 0.16 per diluted share. All of the costs are recorded in cost of sales. Geographically, $5 million is recorded in North America and $6 million in Europe.

(b) Includes a favorable adjustment to the estimated costs to complete Project Genesis of $9 million pre-tax, $8 million after tax or $0.19 per diluted share. Of the adjustment $2 million is recorded in SG&A and the remaining $7 million is in cost of sales. Geographically, $2 million is recorded in North America, $6 million in Europe and $1 million in Rest of World.

(c) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $1 million after-tax or $0.03 per diluted share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.

(d) Includes a gain on the sale of a UK facility of $11 million pre-tax, $5 million after-tax or $0.13 per diluted share. Geographically, the entire gain is recorded in Europe.

(e) Includes a $4 million or $.10 per diluted share tax benefit related to lower-than-expected costs for withholding taxes. The lower cost of tax withholding for the fourth quarter 2001 tax repatriation transaction resulted from an amendment in the bank agreement allowing a more efficient transaction to be completed.

(f) Includes tax adjustments of $13 million or $0.30 per diluted share related to an adjustment in taxes based on filed tax returns and a tax rate change in Belgium.

(g) Includes net restructuring and other charges of $51 million pre-tax, $43 million after-tax or $1.14 per share. Of the charges, $14 million is recorded in SG&A and the remaining $37 million is in cost of sales. Geographically, $26 million is recorded in North America, $22 million in Europe and $3 million in Rest of World.

(h) Includes environmental charges of $2 million pre-tax, $2 million after-tax or $0.04 per share. The entire charge is recorded in cost of sales. Geographically, $1 million is recorded in both North America and Europe.

(i) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $2 million after-tax or $0.04 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both Europe and Rest of World.

(j) Includes tax charge for repatriation of earnings from foreign subsidiaries of $66 million or $1.73 per share.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                 Balance Sheet
                                  (Unaudited)
                                   (Millions)


                                                       2002            2001
                                                     --------         ------
                                                      Dec 31          Dec 31
                                                     --------         ------
ASSETS

    Cash                                             $     54         $   53

    Receivables, Net                                      409         $  395

    Inventories                                           352            326

    Other Current Assets                                  151            167

    Investments and Other Assets                          548            773

    Plant, Property and Equipment, net                  1,026            967
                                                     --------         ------


                       Total                         $  2,540         $2,681
                                                     ========         ======

LIABILITIES AND SHAREHOLDERS' EQUITY

    Short-term Debt                                  $    228         $  191

    Accounts Payable                                      505            401

    Accrued Taxes                                          40             35

    Accrued Interest                                       23             25

    Other Current Liabilities                             220            224

    Long-term Debt                                      1,217          1,324

    Deferred Income Taxes                                 103            166

    Deferred Credits and Other Liabilities                279            226

    Minority Interest                                      19             15

    Shareholders' Equity                                  (94)            74
                                                     --------         ------

                       Total                         $  2,540         $2,681
                                                     ========         ======

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                             STATEMENT OF CASH FLOWS
                                    Unaudited
                                   (Millions)


                                                                TWELVE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2002          2001
                                                              --------      --------
Operating activities:
  Net income (loss)                                           $     31      $   (130)
  Adjustments to reconcile income (loss)
   to net cash provided (used) by operating activities -
    Depreciation and amortization                                  144           153
    Deferred income taxes                                          (39)           30
    (Gain)/loss on sale of businesses and assets, net               (8)            2
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                     9            64
      (Inc.)/dec. in inventories                                    --            75
      (Inc.)/dec. in prepayments and other current assets            6           (18)
      Inc./(dec.) in payables                                       56           (46)
      Inc./(dec.) in taxes accrued                                   3             2
      Inc./(dec.) in interest accrued                               (2)           (9)
      Inc./(dec.) in other current liabilities                      (5)           22
    Other                                                           (7)           (4)
                                                              --------      --------
Net cash provided (used) by operating activities                   188           141
                                                              --------      --------

Investing activities:
  Net proceeds from sale of assets                                  24            11
  Expenditures for plant, property & equipment                    (138)         (127)
  Acquisition of businesses                                         --            --
  Investments and other                                              7           (10)
                                                              --------      --------
Net cash provided (used) by investing activities                  (107)         (126)
                                                              --------      --------

Net Cash provided (used) before financing activities                81            15

Financing activities:
  Issuance of common and treasury shares                            --            11
  Proceeds from subsidiary equity issuance                          --            --
  Issuance of long-term debt                                         3            --
  Retirement of long-term debt                                    (123)          (57)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                     47            49
  Dividends (common)                                                              --
  Other                                                                           --
                                                              --------      --------
Net cash provided (used) by financing activities                   (73)            3
                                                              --------      --------

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                         (7)           --
                                                              --------      --------

Inc./(dec.) in cash and temporary cash investments                   1            18
Cash and temporary cash investments, January 1                      53            35
                                                              --------      --------
Cash and temporary cash investments, December 31              $     54      $     53
                                                              ========      ========

Cash paid during the period for interest                      $    145      $    177
Cash paid during the period for income taxes                  $     27      $     17

                               TENNECO AUTOMOTIVE
                        RECONCILIATION TO GAAP(1) MEASURE
                                    Unaudited

                                                                    Fourth Quarter            Full Year
                                                                  ------------------      ------------------
                                                                   2002        2001        2002        2001
                                                                  ------      ------      ------      ------
Net Income before Cumulative Effect of Change in
 Accounting Principle (GAAP measure)                                   9         (99)         31        (130)

       After tax adjustments (reflects Non-GAAP measures(2)):
            Restructuring charge adjustment                           (8)         (3)         (8)         (3)
            Non-accruable restructuring expenses                       3          --           6           2
            Amendment fee                                             --          --           1           2
            York sale                                                 --          --          (5)         --
            Tax rate change in Belgium                                (4)         --          (4)         --
            Tax accrual to return adjustments                         (7)         --          (9)         --
            Other restructuring charges                               --          --          --          13
            Genesis restructuring charge                              --          31          --          31
            Tax repatriation charge                                   --          66          (4)         66
            Environmental reserve adjustment                          --          (2)         --           2
                                                                  ------      ------      ------      ------
                                                                      (7)         (7)          8         (17)

(1)    Generally Accepted Accounting Principles

(2) Non-GAAP measures are included for the benefit of investors to identify information used by the company to assess the performance of its operations. Non-GAAP information is useful to indicate decisions made for the long-term benefit of the company overall. Non-GAAP financial information may include non-recurring events, which may not reflect the ongoing performance of operations and which may have a disproportional positive or negative impact within the reporting period.